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                                                                     EXHIBIT 3.1

             SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                             THE RIGHT START, INC.


          Jerry R. Welch and Gina M. Shauer hereby certify that they are the President and Chief Executive Officer, and the Secretary, respectively of The Right Start, Inc., a California corporation (the "Corporation").
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          These Second Amended and Restated Articles of Incorporation (these
"Restated Articles") have been duly approved by the Board of Directors of the
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Corporation in accordance with Section 902(a) of the California Corporations
Code.

          These Restated Articles set forth below have been approved by the required vote of the shareholders of the Corporation in accordance with Sections 902(a) and 903 of the California Corporations Code. The total number of shares of Common Stock entitled to vote was 10,103,639. The number of shares of Common Stock voting in favor of these Restated Articles exceeded the required vote. The vote required was a majority of the outstanding shares of Common Stock of the Corporation.

          The Corporation's existing Amended and Restated Articles of Incorporation are hereby amended and restated to read in their entirety as follows:


                                  ARTICLE I.

     A.   The name of the Corporation is THE RIGHT START, INC.

     B. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE II.

     A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The Corporation is authorized to indemnify its directors, officers and agents (as defined in Section 317 of the California Corporations Code) to the fullest extent permissible under California law. Liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

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     B.   In addition to the powers and authority herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the California Corporations Code, these Restated Articles, and the Bylaws of the Corporation.

                                 ARTICLE III.

          The Corporation is authorized to issue two classes of stock respectively designated as Common Stock (the "Common Stock") and Preferred Stock
                                              ------------
(the "Preferred Stock"). The total number of shares of Common Stock which the
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Corporation shall have authority to issue is Twenty-Five Million (25,000,000), without par value. The total number of shares of Preferred Stock which the Corporation shall have authority to issue is Two Hundred Fifty Thousand (250,000).

          1.   Common Stock.
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               a.   Reverse Stock Split.  Effective as of 5:00 p.m. Pacific
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Standard Time, on the date of filing of these Restated Articles with the
California Secretary of State, all outstanding shares of Common Stock shall be automatically combined at the rate of one-for-two without any further action on the part of the holders thereof or this Corporation. No fractional shares shall be issued. Each shareholder who would otherwise receive one-half a share of Common Stock as a result of the one-for-two reverse stock split will receive from the Corporation or its agent, in lieu of such fractional share interest, an amount in cash equal to one-half of the closing price of a share of Common Stock on the date of filing of these Restated Articles with the California Secretary of State.

               b.   General.  In addition to any rights, privileges or
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obligations provided by law, the Common Stock shall be entitled to the following:

                    1.   Dividends.  Subject to the rights of the holders of
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Preferred Stock, if any, the holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors out of funds legally available therefore and to receive other distributions from the Corporation when and as declared by the Board of Directors.

                    2.   Liquidation, Dissolution or Winding Up.  In the event
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of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and after holders of all Preferred Stock, if any, have received their full preferences and dividends (to the Stock designations), the holders of shares of Common Stock shall be entitled to all remaining assets of the Corporation available for distribution to its shareholders.

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                    3.   Voting Rights.  Except as may be otherwise provided by
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law or in a Preferred Stock designation, the holders of the Common Stock shall have the right to elect all members of the Board of Directors.

          2.   Preferred Stock.  The Preferred Stock may be issued in one or
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more series.  The Board of Directors of the Corporation is hereby authorized to issue the shares of Preferred Stock in one or more series and to fix, from time to time, the relative rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of Preferred Stock. The authority of the Board of Directors of the Corporation with respect to each series of Preferred Stock shall include, without limiting the generality of the foregoing, the determination of the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series.


                                  ARTICLE IV.

          Whenever under the California Corporations Code the approval by the outstanding shares of the Corporation is required for any merger, reorganization or sale of substantially all of the Corporation's assets, the affirmative vote of sixty percent (60%) of the outstanding Common Stock is required.

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          The undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge.


Date:  December 15, 1998                /s/ Jerry R. Welch
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                                        Jerry R. Welch
                                        President and Chief Executive Officer

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          The undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his own knowledge.


Date:  December 15, 1998           /s/ Gina M. Shauer
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                                   Gina M. Shauer
                                   Secretary

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